Exhibit 10.1

[MGM LETTERHEAD]

March     , 2017

Re: Dividend Policy

To: Participant

As you know, the Company has recently decided to implement a quarterly dividend payment to shareholders. I am pleased to inform you that the Compensation Committee of the Board of Directors (the “Committee”) has approved certain changes to our equity compensation program that are intended to treat your outstanding Restricted Stock Units (“RSU”) and/or Performance Share Units (“PSU”) awards in the same fashion that would have occurred if they had originally had dividend equivalents and the PSU performance metric was based on total shareholder return (“TSR”) rather than share price.

Restricted Stock Units

If you are an active employee or director and hold outstanding RSUs, the Committee has approved amendments to each of your outstanding RSU award agreements to provide that for every dividend paid with respect to the shares underlying your RSUs prior to the date such RSUs vest and the shares are delivered to you, you will be entitled to accrue dividend equivalent rights. Specifically, each RSU award agreement has been amended to add the following (capitalized terms have the meaning provided for in the applicable award agreement):

Each Restricted Stock Unit will accrue dividend equivalents with respect to dividends that would otherwise be paid on the Share underlying such Restricted Stock Unit during the period from the Grant Date to the date such Share is delivered. Any such dividend equivalent will be deemed reinvested in additional full and fractional Restricted Stock Units immediately upon the related dividend’s payment date, based on the then-current Fair Market Value, and will be subject to the vesting, settlement and other conditions applicable to the Restricted Stock Unit on which such dividend equivalent is paid. Any fractional Shares will be paid in cash upon the vesting of such Restricted Stock Units.

Notwithstanding the above amendment, if you are a Section 16 Officer as of the date hereof, in addition to the vesting criteria set forth in the award agreement, you will not be entitled to any dividend equivalents on any of your currently-outstanding RSU awards (and all such dividend equivalents will be forfeited and cease to accrue), unless the Company’s Actual EBITDA for the period from April 1, 2017 through September 30, 2017 equals or exceeds at least 50% of Target EBITDA for the same period (with such defined terms to have the meanings approved by the Compensation Committee at the time this Dividend Policy was approved).

Performance Share Units

If you are an active employee and hold outstanding PSUs, the Committee has awarded to you an additional grant of PSUs that are intended to put you in the same position as if the original performance metric under the PSUs had been based on TSR rather than share price and the original award provided for dividend equivalents. Specifically, for each PSU grant currently outstanding, you will be entitled to an additional PSU award. Each of these additional PSU awards will have the following terms and conditions (capitalized terms have the meaning provided for in the award agreement):

•	Each new PSU will have a Performance Period that is identical to the Performance Period of the PSU to which the new PSU relates

•	The number of shares payable pursuant to each new PSU will equal the difference between (1) the number of shares actually earned under the terms of the PSU to which the new PSU relates (using share price as the performance metric) and (2) the number of shares that would have been earned pursuant to such PSU had the performance goal under the original PSU been based upon TSR[1] rather than stock price and had the original PSU provided for the accrual of dividend equivalents[2]

•	Each new PSU will also be subject to the same performance goal set forth above with respect to the additional restricted stock units awarded Section 16 Officers.

Miscellaneous

Except as set forth herein, your outstanding RSU and PSU awards will not be deemed amended or modified and will continue in accordance with their existing terms.

[1]	TSR for this purpose will be calculated by replacing the “Ending Average Stock Price” in the existing PSU grants with the following definition (with all other defined terms used having the meanings set forth in the existing PSU agreements):

“Ending Average Stock Price” means (A) the average closing price of the Company’s Stock over the 60 calendar day period ending on the third anniversary of the date of grant times (B) the sum of one plus X, where X equals the additional fractional share that would exist on the third anniversary if all dividends on one share of Company Stock during the period from the date of grant to the third anniversary thereof were used to purchase additional fractional shares (assuming such dividends are reinvested in the Company’s Stock on the date of payment), including the reinvestment of dividends on such additional fractional shares; provided, however, that in the event of a Change of Control, the “Ending Average Stock Price” will equal (A) the price per share of the Company’s Stock to be paid to the holders thereof in accordance with the definitive agreement governing the transaction constituting the Change of Control (or, in the absence of such agreement, the closing price per share of the Company’s Stock for the last trading day prior to the consummation of the Change of Control) times (B) the sum of one plus X, where X equals the additional fractional share that would exist on the date of the Change of Control if all dividends on one share of Company Stock during the period from the date of grant to the date of such Change of Control were used to purchase additional fractional shares (assuming such dividends are reinvested in the Company’s Stock on the date of payment), including the reinvestment of dividends on such additional fractional shares.

[2]	For this purpose, the number of dividend equivalents that would have accrued under the original PSU had the original PSU provided for dividend equivalents will be determined as follows:

On each dividend payment date during the period from the Grant Date through the date Shares are delivered in settlement of the Award, the Award will accrue a target number of dividend equivalents equal to (A) the sum of (i) the number of Performance Share Units subject to the Target Award, plus (ii) the number of dividend equivalents previously accrued, multiplied by (B) the applicable per-Share dividend amount and divided by (C) the then-current Fair Market Value. The dividend equivalent will be subject to the vesting, settlement and other conditions applicable to the Performance Share Units on which such dividend equivalents are accrued. Any fractional Shares will be paid in cash upon the vesting and/or settlement of such Performance Share Units.

This is not an employment contract. This memorandum is not to be interpreted as a guarantee or contract of continuing employment.

I continue to value your efforts to the Company and look forward to your continued contribution.

Sincerely,

[NAME]